                                                                   EXHIBIT 99.1


PRESS RELEASE                                                      Source: TACT

THE A CONSULTING TEAM, INC. TO COMBINE WITH VANGUARD INFO-SOLUTIONS CORPORATION

Sunday January 23, 7:00 pm ET

TACT TO RECEIVE NEW EQUITY INFUSION OF AT LEAST $5 MILLION, AND PAY A CASH DIVIDEND OF $0.75 PER SHARE UPON COMPLETION

NEW YORK--(BUSINESS WIRE)--Jan. 23, 2005-- The A Consulting Team, Inc. ("TACT") (NASDAQ Small Cap: TACX - News), an IT and Business Process Outsourcing (BPO) services provider to Fortune 1000 companies, today announced that it has agreed to combine (in a share exchange transaction) with Vanguard Info-Solutions Corporation ("Vanguard"), a private global business process outsourcing, call center and IT services company with operations in the US and India.

Under the terms of the agreement (which will require the approval by a majority of TACT's common stock shareholders and be subject to other customary closing conditions) and certain other concurrent agreements:

     o Vanguard shareholders will receive approximately 7.3 million new shares of TACT common stock,

     o Oak Finance Investments Limited ("Oak"), a private investment company, will purchase 625,000 new restricted shares of common stock directly from TACT for $5 million or $8 per share, and will be granted an option to purchase up to an additional 625,000 new restricted shares of common stock for $8 per share within 120 days of the closing of the acquisition of Vanguard,

     o Oak will purchase 1,024,698 shares of common stock for $10.25 per share, from TACT's Chairman and CEO, Shmuel BenTov, which represents all of the shares owned by Mr. BenTov,

     o TACT's Board of Directors has approved the payment of a cash dividend of $0.75 per share, contingent upon the consummation of the Transaction. This dividend will be paid to shareholders of record of TACT common stock as of a date prior to closing, to be set by TACT's Board of Directors, and

     o The name of the combined companies will be changed to "Vanguard Info-Solutions International Inc."

Upon the closing of the Transaction, which is expected to occur during the second quarter of 2005, TACT will have approximately 10.3 million shares outstanding. The pro-forma 2004 annualized revenue for the combined companies was approximately $62 million and is projected to be approximately $80 million for 2005. On an unaudited basis, both companies were profitable in 2004.

After consummation of the transactions, Donald Kovalevich, the current Chief Executive Officer of Vanguard, will assume the role of Chief Executive Officer of the combined companies. Shmuel BenTov, TACT's current Chairman and Chief Executive Officer, will resign as a director of the Company, but will remain with the combined companies in a business development and advisory role. TACT's current Chief Financial Officer, Richard D. Falcone, will remain the Chief Financial Officer of the combined companies. William Miller and Steven Mukamal will continue to serve as independent directors, while Reuven Battat will resign as a Director, and three new directors will be nominated following the closing of the Transaction by Vanguard.

Vanguard's headquarters are located in New Jersey. Vanguard has off-shore BPO facilities in Delhi and Bangalore, India where it employs approximately 1,400 people. Vanguard operates under the names Vanguard Info-Solutions Limited and Vanguard Business Process Private Limited in India. The Indian operations were established in 2003 and provide customer care and customer acquisition services and business process outsourcing ("BPO") solutions to customers in the US and the UK, which operate primarily in the telecom, medical billing, financial services, debt collection, claims processing, data processing and utility sectors. The IT services business was established in 2000 and provides services primarily to the US telecom industry.

Shmuel BenTov commented on the acquisition, "Our combined entities provide our shareholders with a significantly more diversified and powerful company. TACT's IT and BPO businesses will be further enhanced and reinforced by Vanguard's global call center and BPO businesses. The capital infusion that TACT will receive as part of the transaction will provide it with additional financial flexibility to take advantage of additional growth opportunities as they present themselves."

Don Kovalevich, Vanguard's CEO commented, "TACT has built a reputation for cutting-edge IT solutions, which is exemplified by its impressive long-term customer base. Their value-added approach and focus on customer satisfaction mirrors the standards that Vanguard has worked hard to establish. We share very similar customer centric philosophies. We expect to see significant expansion in our BPO and call center capabilities as well as in TACT's global IT development businesses. Vanguard's diversified service offerings should also bolster TACT's presence in the U.S. market."

The Company intends to conduct a conference call to discuss these transactions on Tuesday, February 1, 2005 at 4:15PM (EST). Details of the conference call will be released at a later date.

TACT received financial advice from Ehrenkrantz King Nussbaum, Inc. Vanguard received financial advice from Berenson & Company and legal advice from McGuireWoods LLP.

About TACT

TACT (NASDAQ Small Cap: TACX - News) is an end-to-end IT Services and Business Process Outsourcing provider to Fortune 1000 companies and other large organizations. TACT through its SMART Approach, a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools provides its clients with modernization and development services, which include systems that should be replaced and rewritten, enhanced, converted or Web Enabled. More information about TACT(R) can be found at its web site at http://www.tact.com.

About Vanguard

Vanguard was formed in 2000 and is a leading provider of value-added offshore customer care and customer acquisition services, and business process outsourcing ("BPO") solutions in the telecom, medical billing, financial services, debt collection, claims processing, data processing and utility sectors. Vanguard is also a provider of IT consulting and solutions services in the area of telecommunications, web software development, network management and enterprise - wide security. Vanguard has leveraged its global delivery model and process expertise to rapidly become one of the leading off-shore BPO providers and is well-positioned to grow within the BPO services market. Vanguard has facilities in New Jersey, USA and Delhi and Bangalore, India.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 29, 2004.


----------------------------
Contact:
     TACT
     Richard D. Falcone, 732-499-8228
     rfalcone@tact.com
     or
     Wall Street Investor Relations
     Joseph M. Zappulla, 212-681-4100
     jzappulla@wallstreetir.com



                                      -3-